UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 8, 2010

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 8, 2010, Atmos Energy Marketing, LLC (“AEM”), a Delaware limited liability company, which is wholly owned by Atmos Energy Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Atmos Energy Corporation, entered into the Fifth Amended and Restated Credit Agreement, by and among AEM; BNP Paribas, a bank organized under the laws of France, as administrative agent, collateral agent, as an issuing bank, a swing line bank and a bank; Société Générale, as co-syndication agent, an issuing bank and a bank and the Royal Bank of Scotland, plc, as co-syndication agent and a bank; and Natixis, New York Branch, Credit Agricole Corporate and Investment Bank, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. as co-documentation agents and a syndicate of four additional banks identified therein.

The Fifth Amended and Restated Credit Agreement (“Credit Agreement”) represents an amendment and restatement of AEM’s original credit agreement dated December 1, 2001, as amended and restated (which was last amended December 10, 2009), primarily to: (i) extend the term of the facility for an additional three years to December 8, 2013; (ii) decrease the size of the facility from $450 million to $200 million; (iii) reduce the commitment fee from 45 basis points to 40 basis points; (iv) reduce the rate of interest charged for both base rate and offshore borrowings as discussed below; (v) add an accordion feature whereby the facility may be increased in increments of at least $15,000,000, up to an additional $300,000,000 (not to exceed a facility maximum of $500,000,000) with the approval of the issuing banks and the swing line bank and the receipt of additional commitments from one or more banks; and (vi) remove the change of management clause to allow greater flexibility with leadership decisions at AEM. The Credit Facility contains provisions that permit participating banks, or their affiliates, to engage in transactions with AEM involving the sale, purchase or exchange of physical commodities pursuant to contracts executed by each of such banks or their affiliates, and permit such banks or their affiliates to use collateral provided by AEM under such contracts to offset obligations of AEM as well as the banks or their affiliates participating in such transactions as set forth in the Third Amended and Restated Intercreditor Agreement, dated December 8, 2010.

The credit facility will continue to be used to issue letters of credit for the account of AEM and to provide loans to AEM primarily in order to continue to provide working capital for its natural gas marketing business. At AEM’s option, borrowings made under the credit facility will be based on a base rate or an offshore rate, in each case plus an applicable margin. The base rate will be a floating rate equal to the higher of: (a) 0.50% per annum above the latest federal funds rate; (b) the per annum rate of interest established by BNP Paribas from time to time as its “prime rate” or “base rate” for U.S. dollar loans; (c) an offshore rate (based on LIBOR with a three-month interest period) as in effect from time to time, or (d) the “cost of funds” rate, which is the cost of funds as reasonably determined by administrative agent. The offshore rate will be a floating rate equal to the higher of (a) an offshore rate based upon LIBOR for the applicable interest period, or (b) the “cost of funds” rate referred to above. In the case of both base rate and offshore rate loans, the applicable margin will range from 1.875% to 2.25% per annum, depending on the excess tangible net worth of AEM, as defined in the credit facility.

Based on current conditions, base rate loans would bear interest at 5.125% per annum (3.25% base rate + 1.875% margin). Based on the current LIBOR rate for a seven-day period, offshore rate loans would bear interest at 2.145% per annum (0.27% cost of funds rate + 1.875% margin). Fees for letters of credit will be calculated by multiplying the average daily maximum amount available to be drawn under such letter of credit by the applicable margin, which will range from 1.875% to 2.5% per annum, depending on the excess tangible net worth of AEM and whether the letters of credit are performance-related.

The credit facility will expire three years from its effective date, at which time all amounts outstanding under the facility will be due and payable, except for any letters of credit outstanding at that date, all of which will be due no later than December 3, 2014. The credit facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, additional indebtedness and mergers. AEM will be required not to exceed a maximum ratio of total liabilities to tangible net worth of 5.00 to 1.00, along with maintaining minimum levels of net working capital and net worth ranging from $20,000,000 to $40,000,000, as all such terms are defined in the credit facility, depending on the total amount of borrowing elected from time to time by AEM. The credit facility is secured by substantially all of the assets of AEM and is guaranteed by its parent company, Atmos Energy Holdings, Inc.

In the event of a default by AEM under the credit facility, including cross-defaults relating to specified other indebtedness of AEM having a principal amount of more than $250,000 in the aggregate, the administrative agent may, and shall upon the request of a certain minimum number of the banks, terminate the obligations of the banks to make loans or issue letters of credit under the credit facility, declare the amount outstanding payable immediately, including all accrued interest and unpaid fees, and enforce any and all rights and interests created and existing under the credit facility documents, including, without limitation, all rights of set-off and all other rights available under the law.

With respect to the other parties to the credit facility, AEM has or may have had customary banking relationships based on the provision of a variety of financial services, including the purchase and sale of financial instruments traded on various commodity exchanges, none of which are material individually or in the aggregate with respect to any individual party, other than BNP Paribas, which relationship is material to AEM. These financial instruments include, but are not limited to, NYMEX futures and over-the-counter natural gas hedges. In addition, AEM or its affiliates have or may have purchased natural gas on an arm’s-length basis based upon market prices from one or more affiliates of the other parties to the credit facility. Copies of the Credit Agreement and the Intercreditor Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, each of which is incorporated by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Intercreditor Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 among Atmos Energy Marketing, LLC, a Delaware limited liability company, BNP Paribas, a bank organized under the laws of France, as administrative agent, collateral agent, as an issuing bank, a swing line bank and a bank; Société Générale as co-syndication agent, an issuing bank and a bank and the Royal Bank of Scotland, plc, as co-syndication agent and a bank; and Natixis, New York Branch, Credit Agricole Corporate and Investment Bank, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. as co-documentation agents and the other financial institutions that become parties thereto

10.2	Third Amended and Restated Intercreditor Agreement, dated as of December 8, 2010 (as amended, supplemented and otherwise modified from time to time, the “Agreement”), among BNP Paribas, a bank organized under the laws of France, in its capacity as Collateral Agent (together with its successors and assigns in such capacity, the “Agent”) for the Banks thereinafter referred to, and each bank and other financial institution which is now or hereafter a party to the Agreement in its capacity as a Bank and, as applicable, as a Swap Bank (collectively, the “Swap Banks”) and/or a Physical Trade Bank (collectively, the “Physical Trade Banks”)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

Date: December 10, 2010	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Fifth Amended and Restated Credit Agreement, dated as of December 8, 2010 among Atmos Energy Marketing, LLC, a Delaware limited liability company; BNP Paribas, a bank organized under the laws of France, as administrative agent, collateral agent, as an issuing bank, a swing line bank and a bank; Société Générale as co-syndication agent, an issuing bank and a bank and the Royal Bank of Scotland, plc, as co-syndication agent and a bank; and Natixis, New York Branch, Credit Agricole Corporate and Investment Bank, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. as co-documentation agents and the other financial institutions that become parties thereto

10.2	Third Amended and Restated Intercreditor Agreement, dated as of December 8, 2010 (as amended, supplemented and otherwise modified from time to time, the “Agreement”), among BNP Paribas, a bank organized under the laws of France, in its capacity as Collateral Agent (together with its successors and assigns in such capacity, the “Agent”) for the Banks thereinafter referred to, and each bank and other financial institution which is now or hereafter a party to the Agreement in its capacity as a Bank and, as applicable, as a Swap Bank (collectively, the “Swap Banks”) and/or a Physical Trade Bank (collectively, the “Physical Trade Banks”)